New Paths in Neurodevelopment August 2020 Confidential Overview Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated August 28, 2020 Relating to Preliminary Prospectus dated August 28, 2020 Registration Statement File No. 333 - 239676 © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

2 2 All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the prospectus . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . This offering may only be made by means of a prospectus . We have filed a registration statement on Form S - 1 (including a preliminary prospectus) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our company and the offering . You may get these documents for free by visiting EDGAR on the SEC web site at http : //www . sec . gov/ . The preliminary prospectus is available on the SEC website at http : //www . sec . gov . When available, electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of The Benchmark Company, LLC, by emailing prospectus@benchmarkcompany . com . Cautionary Note on Forward - Looking Statements and Disclaimers © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

3 3 The Offering Issuer PaxMedica , Inc. Type of Offering IPO Price Range $5.50 - $6.50 Shares Offered 2,500,000 Gross Proceeds $15 Million Over - Allotment 15% Proposed Listing/Symbol Nasdaq Capital Market / “PXMD” Use of Proceeds Product development activities and for working capital and general corporate purposes Book Running Manager: The Benchmark Company, LLC Co – Manager: Brookline Capital Markets, a division of Arcadia Securities, LLC © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

4 4 4 PaxMedica is a clinical stage biopharmaceutical company founded in 2018, focused on developing new treatments for the core symptoms of autism spectrum disorder (“ASD”) and other neurodevelopmental disorders. Overview © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

Our Clinical Development Plan

PAXMEDICA

Highly efficient capital strategy designed to create significant value by leveraging valuable FDA incentive programs:

1. Plan to rapidly gain regulatory approval and market exclusivity for lead program, PAX-101 for FDA priority rare tropical disease – African Sleeping Sickness, clinically referred to as 'HAT'
   - FDA approval in Human African Trypanosomiasis (HAT) would potentially qualify for valuable Tropical Disease Priority Review Voucher (PRV)
   - Eligible for new chemical entity (NCE) and orphan exclusivity (7 years)
   - Potential opportunity to sell PRV can provide non-dilutive financing for future clinical trials

2. With HAT approval and potential PRV sale proceeds, PXMD could rapidly advance PAX 101/102 into high value indications:
   - Autism Spectrum Disorder (ASD)
   - Fragile X-associated Tremor/Ataxia Syndrome (FXTAS)
   - Other neurodevelopmental disorders

Potential high-value Priority Review Voucher

Multi-billion dollar potential

Autism and other neurodevelopmental disorders

CNS – Central Nervous System

© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

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PAXMEDICA

Investment Highlights

- **Proven management team leading efficient value creation strategy**
  - Management team and independent directors have decades of combined experience in developing and commercializing specialty drugs for multiple companies and markets
- **Meaningful progress has been made toward obtaining a TD-PRV for PAX-101 in HAT**
  - Company received positive feedback from FDA on expedited development for HAT NDA submission and is in the process of completing requirements now
  - Based on recent sales of PRVs, an $80 million to $130 million potential value could be realized following FDA approval of PAX-101 in HAT indication
- **Ongoing Phase 2B trial of PAX-101 for ASD Indication**
  - Data from earlier published U.S. trial will be confirmed as well as initial safety profile from a larger cohort of patients on the drug
  - Potential for significant value creation in ASD and other neurodevelopmental disorders
- **PAX-102, a novel proprietary CNS-targeted (intranasal) formulation under development for neurodevelopmental indications**
- **World class scientific and clinical advisors**

Potential high-value Priority Review Voucher

Multi-billion dollar potential

Autism and other neurodevelopmental disorders

CNS – Central Nervous System

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PAXMEDICA

ASD Market Opportunity

- A large and growing market
  - Global ASD market was $3.3 Billion in 2018 and projected to exceed $4.6 Billion in 2026[1]
  - CAGR of 4.3%[1]
- Incidence
  - In 2020, the CDC reported 1 in 54 children in the U.S. is diagnosed with an Autism Spectrum Disorder[2]
  - Boys are 4 times more likely to be diagnosed than girls[2]
    - Autism identified in 1 in 34 boys vs. 1 in 144 girls
- Limited treatment options
  - No FDA approved treatments for the core symptoms of autism[3]
    - Core symptoms include impairments in social interaction and communication and restrictive, repetitive behaviors
  - Only two treatments have been approved by FDA to treat non-core symptoms[3]
    - Risperidone and Aripiprazole approved to treat irritability in ASD
- Large and influential patient advocacy organizations
  - The ASD community has several active patient groups including Autism Speaks, Autism Society of America, Autism NOW, National Autism Association, and many more

1 in 54 children in the US is diagnosed with ASD

No FDA approved treatments for the core symptoms of ASD

CNS – Central Nervous System
[1]Fortune Business Insights, Autism Spectrum Disorder Therapeutics Market Research Report, August 2019
[2]CDC, Data & Statistics on Autism Spectrum Disorder, March 2020
[3]Autism Speaks, Medicines for Treating Autism's Core Symptoms, https://www.autismspeaks.org/medicines-treating-autisms-core-symptoms

© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

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8 Development Pipeline Robust pipeline of late/mid - clinical and preclinical development - stage assets *Note: the remaining requirements for an NDA submission include the results of the ongoing retrospective pivotal Phase 3 study a nd of certain additional pharmacokinetic and safety clinical and animal studies. © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved Product Candidate /Indication Preclinical Phase 1 Phase 2A Phase 2B Phase 3 PAX - 101 (intravenous suramin) Human African Trypanosomiasis (HAT)* Autism Spectrum Disorder (ASD) Fragile X - Associated Tremor - Ataxia Syndrome (FXTAS) NDA PAX - 102 (intranasal suramin)

Development Milestones

PAXMEDICA

HAT development	Intranasal formulation & autism animal model studies	PAX-101 Phase 2B autism clinical study	PAX-101 Proprietary product supply development in process

HAT development

- Initial FDA feedback confirming expedited regulatory path in HAT
  Completed July 2018
- Exclusive license of clinical HAT data
  Completed Nov 2018
- Follow up meeting with FDA to review retrospective efficacy protocol in HAT
  Completed Nov 2019
- NDA filing estimated 2nd half of 2021

Intranasal formulation & autism animal model studies

- Initial PAX-102 (intranasal formulation) complete, with patent application filed
  Filed June 2019
- Multiple animal studies with PAX-102 and receptor subtype-specific molecules
  Completed Q4 2019
- Additional patent applications to be filed and animal studies to be completed

PAX-101 Phase 2B autism clinical study

- Six sites actively recruiting subjects
- Topline data expected Q4 2020

PAX-101 Proprietary product supply development in process

- Feasibility material in development
- GMP drug product in development

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

PAXMEDICA

PAX-101 (I.V. Suramin) for HAT



- Suramin is a 100+ year old drug, developed by Bayer, but never approved in the U.S. or Europe[1]
- Still in use today as **Standard of Care** for early stage *T. b. rhodesiense* (*TbR*) Human African Trypanosomiasis (*HAT*), commonly known as African Sleeping Sickness[2]
  - An orphan neglected tropical parasitic disease, transmitted by the bite of an infected tsetse fly, endemic in Eastern Africa
  - Serious acute disease with initial presentation involving fever, headache, fatigue and muscle aches, but rapidly leading to CNS involvement with cognitive deficits and death resulting within 3 months if left untreated
- Non-endemic cases (including the U.S. and Europe) have been reported historically and are on the rise due to increased international travel to Eastern Africa[3]
- Access to suramin in non-endemic regions is highly challenging due to limited availability and logistical issues sourcing it from WHO
  - Bayer is sole source supplier of suramin globally and donates the drug annually to WHO[3]
- PAX-101 (I.V. suramin) in development for early stage *TbR HAT*
  - NDA filing estimated 2nd half of 2021
  - U.S. approval would qualify for (but not guarantee the issuance of) a tropical disease priority review voucher
  - Recent vouchers have sold for between $80 million and $130 million



CNS – Central Nervous System
[1]Drug information portal, National Institutes of Health, August 2020
[2]CDC, Infectious Diseases Laboratories Formulary, May 2018
[3]WHO, Human African Trypanosomiasis

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11 11 TD - PRV Program - Priority Review Voucher for Tropical Diseases • Awarded to sponsors of tropical disease product NDA’s that meet certain criteria o HAT is on the FDA’s current list of qualifying tropical diseases • Vouchers are like ”tickets” that may lead to an expedited review time by FDA • However, despite issuance of PRV, the FDA is not obligated to, and may not, accelerate the timing of a review • Vouchers are transferable and can be used to obtain priority review for a subsequent and unrelated application • E.g. a company preparing to launch a blockbuster drug could expedite FDA review time yielding millions in sales and longer market protections • Since 2017, several PRVs have been sold for between $80 and $130 million © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

Antipurinergic Agents (PAX-101/102) in the Treatment of Neurodevelopmental Disorders

- PaxMedica was founded to develop antipurinergic therapies for the treatment of neurodevelopmental disorders
  - Recently discovered mechanism that has been found to potentially implicate several neurodevelopmental disorders

- Overexpression of purines can offset homeostasis and cause overproduction of mitochondrial adenosine triphosphate (ATP), an important neurotransmitter

- Therapies that block the potential clinical impact of excess purine have shown strong preclinical data that it may improve core symptoms of ASD in both animal models and in a pilot Phase I clinical trial

- Preclinical studies on the use of antipurinergic agents such as suramin to treat ASD and other purine mediated disorders (like Fragile X Syndrome (FXS) and FXTAS) have yielded promising data.


N
N
N
NH

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Mitochondrial Dysfunction and Overproduction of Neurotransmitter ATP


The Cell Danger Response (CDR) Theory of Autism
1
Cell Signaling
CDR occurs when mitochondria sense ATP (or other purines) outside of cell via receptors.
Suramin blocks ATP from binding to receptors, eliminating the danger signal.
ATP (or other purines)
P2Y receptor
cell wall
Danger!
mitochondria
ATP (or other purines)
Suramin
P2Y receptor
cell wall
All clear!
mitochondria
2
Cell Activation
Normal Cell
Cell returns to normal
Cell perceives threat
Cell in CDR
3
Altered Development
When the CDR becomes stuck early in development, autism may be the result.
N of One: Autism Research Foundation

- Mitochondrial dysfunction has been hypothesised as a leading cause of neurodevelopmental disorders
  - Proposed as "Cell Danger Response" (CDR) by investigators at U.C. San Diego and elsewhere
  - Disruption in metabolic homeostasis in the brain leads to excessive purinergic signalling and a build up of extracellular ATP that 'chronically stresses' cells
  - Believed to be responsible for many of the cognitive and behavioral deficits exhibited in autism and other neurodevelopmental disorders

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

Antipurinergic Agent Suramin in Autism Spectrum Disorder (ASD)*


PAXMEDICA

- Several peer-reviewed publications suggest that antipurinergic therapy (through inhibition of extracellular ATP) may eliminate abnormal cell signaling in brain function and improve core symptoms in ASD
- Investigators at UCSD demonstrated that low dose suramin (a potent non-selective antipurinergic therapy) can reverse signs and symptoms of autism in multiple mouse models, including the *FMR-1 KO* mouse (mouse model of Fragile X syndrome)
- A pilot Phase I study tested low dose suramin in a single dose, randomized, double blind, placebo-controlled pilot study of 10 boys with autism**
  - Achieved improvements in core symptoms of autism, including ADOS-2, language, social interaction, and decreased restricted or repetitive behaviors
  - Parents reported that after suramin treatment, the rate of language, social, behavioral, and developmental improvements increased over 3 weeks, then gradually decreased toward baseline over the next 3 weeks***
  - High potential for maintenance therapy to sustain optimal drug levels as improvements expectedly diminished in all treated patients after a single dose

* See Appendix for additional information / ** Naviaux et al., *Ann Clin Transl Neurol*. 2017 May 26; 4(7):491-505/ *** See Appendix

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PAXMEDICA

PAX-101 (I.V. Suramin) – a new approach for ASD and FXTAS





Autism Spectrum Disorder (ASD)

- Phase 2B study of PAX-101 in ASD ongoing
    - Randomized, double blind, placebo-controlled design
    - Two doses studied vs placebo, with repeat dosing over 12 weeks of treatment
    - Multi-center (6 sites) in South Africa
    - Target 48 subject enrollment, boys aged 4-18
    - Data expected Q4 2020

Fragile X-associated Tremor/Ataxia Syndrome (FXTAS)

- Late onset highly debilitating movement and cognition disorder with no treatment options, caused by mutations in the FMR-1 gene
- Clinical phenotype similarities to ASD, with purported similar pathophysiology
- Orphan indication
    - 30,000-40,000 estimated patients in U.S., >500,000 globally
- Phase 2 study of PAX-101 in FXTAS in planning stage

© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

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PAX-102 - Early Development Program Delivers Drug via Olfactory Receptors

PAX-102 (Intranasal Suramin)

- Novel, proprietary intranasal formulation with potential for direct nose-to-brain delivery in development
  - More convenient and cost-effective delivery versus i.v. infusion, allowing for at-home dosing
- Lower dose, with greater CNS targeting
  - Greater CNS targeting may be critical in treating neurodevelopmental disorders
  - Lower dose with CNS targeting could result in improved safety and tolerability
- Patent protection for 20 years on formulation, dosing, and use in treating neurodevelopmental disorders
- Initial product formulation and testing complete, expanded work ongoing
- Potential to transition ASD and FXTAS PAX-101 (I.V.) program to PAX-102 (intranasal formulation), either pre- or post- PAX-101 approval



Olfactory Bulb
Olfactory Tract
Olfactory Nerves
Highly Vascular
Nasal Mucosa

Highly Selective Antipurinergic Therapy

- Multiple receptor subtype-specific antipurinergic agents in exploratory development
- Potential for significant life cycle management opportunities
  - Potentially improved efficacy or safety/tolerability profile versus suramin
  - Potential oral delivery
  - Composition of matter patent protection

© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

16

17 Potential Barriers to Competitive Entry Market protection from data exclusivity, regulatory exclusivity and pending patent protection Human African Trypanosomiasis (HAT) • Registrational historical clinical source data on use of suramin in HAT exclusively licensed to PaxMedica • New chemical entity (NCE) exclusivity for first U.S. approval of any product containing suramin • Potential for orphan drug exclusivity for approval in HAT Autism Spectrum Disorder (ASD) • Patent pending protection on intranasal delivery of suramin in treatment of neurodevelopment disorders • Patent pending protection on use of suramin and other antipurinergic agents in the treatment of neurodevelopment disorders Fragile X - associated Tremor/Ataxia Syndrome (FXTAS) • Potential for orphan drug exclusivity for approval in FXTAS • Patent pending protection on intranasal delivery of suramin in treatment of neurodevelopment disorders • Patent pending protection on use of suramin and other antipurinergic agents in the treatment of neurodevelopment disorders © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

Management Team

A proven team of successful biopharmaceutical entrepreneurs and drug development executives



Michael Derby
Executive Chairman

- Founder/Managing Partner, TardiMed Sciences (parent company of PaxMedica)
- Experienced biopharma entrepreneur, investor and operating executive
- Castle Creek Pharma: Founded and built late stage rare dermatology biopharma company, raised >$120 million
- Norphan Pharma: Founded and built rare neurology biopharma company, sold to Marathon Pharma (2013) and ultimately to PTC Therapeutics (2017) for $700mm



Howard J. Weisman
Chief Executive Officer

- Experienced life sciences entrepreneur, biopharma executive and board director
- ESP Pharma: Founded and operated specialty pharma company focused in hospital critical care, sold to PDL for >$500 million
- EKR Therapeutics: Founded and led specialty pharma company focused on reformulated IV drugs, sold to Chiesi Pharma for >$200 million
- Sofregen: Founded and led novel biomaterials company focused on plastic reconstructive surgery



Zach Rome
Chief Operating Officer

- Partner, TardiMed Sciences (parent company of PaxMedica)
- Past Co-Founder and President, Patagonia Pharmaceuticals
- Patagonia Pharmaceuticals: Co-founded Patagonia Pharmaceuticals to develop treatments for rare dermatologic diseases



David Hough, MD
Chief Medical Officer

- Vice President, Esketamine Development Team Leader at Janssen/J&J, leading to the U.S. FDA approval of Spravato® (intranasal esketamine) for treatment-resistant depression in 2019
- 18 years of CNS/psychiatry drug development experience at Janssen/J&J
- 24 years LTC in the U.S. Army



Joseph Lucchese
Chief Financial Officer

- Partner, TardiMed Sciences (parent company of PaxMedica)
- 25+ years Investment Banking/Asset Management experience
- Former public company CFO
- Board member and CFO of several early stage biotech companies



Ron Ritz
Vice President of Technical Operations and CMC

- 35+ years of pharmaceutical development experience
- VP, Technical Operations and CMC at Castle Creek Pharma
- Global head of Blood Bank Operations at J&J
- Leadership roles at Liposome, Elan, Enzon, NPS, and Shire

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

PAXMEDICA

Board of Directors

Seasoned group of biopharmaceutical leaders providing directorial oversight



Bob Apple

- 23+ years of senior leadership in the pharma industry
- President and CEO, Antares Pharma (NASDAQ: ATRS)
- Previously COO and CFO, Inkine Pharmaceutical Company (NASDAQ: INKP)
- Prior leadership roles at Geneaera Corporation, Liberty Technologies, and Arthur Andersen & Company
- B.A. in accounting from Temple University



Karen LaRochelle

- Venture Partner, Advent Life Sciences
- SVP, Corporate and Business Development, WindMIL Therapeutics
- Chief Business Officer, Artax Biopharma
- Previously Chief Business Officer, PsiOxus Therapeutics
- 20+ years at Bristol-Myers Squibb (NYSE: BMY), including Global Head of Negotiations
- MBA from Columbia University



Paul Wotton

- President and CEO, Obsidian Therapeutics
- Previously President and CEO, Sigilon Therapeutics
- Previously President and CEO, Ocata Therapeutics (NASDAQ: OCAT)
- Previously President and CEO, Antares Pharma (NASDAQ: ATRS)
- Previously CEO, Topigen Pharmaceuticals
- Member of the Board of Directors, Vericel Corporation (NASDAQ: VCEL) and Cynata Therapeutics (CYP.AX)
- PhD in Pharmaceutical Sciences from the University of Nottingham



Karen Dawes

- President of Knowledgeable Decisions, LLC, a biopharma pharmaceutical consulting firm
- Previously Business Group Head for US Pharmaceuticals, Bayer
- SVP, Global Strategic Marketing, Wyeth
- Chief Commercial Officer, Genetics Institute
- Various leadership roles at Pfizer, including Vice President, Marketing for the Pratt Division
- Chairman of the Board, Repligen Corporation, Member of the Board of Directors, Medicenna Therapeutics and Medicines 360
- MBA from Harvard University



Michael Derby
Executive Chairman



Howard J. Weisman
Chief Executive Officer



Zach Rome
Chief Operating Officer

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

Scientific and Clinical Advisors

World class scientific and clinical advisors in neurodevelopmental disorders including Autism Spectrum Disorders

Constance Smith-Hicks, MD, PhD
Expert Scientific and Clinical Advisor



- Clinical and scientific key opinion leader in the area of neurodevelopment disorders
- Assistant Professor of Neurology, Johns Hopkins University
- Medical Director, Center for Autism and Related Disorders, and Director of Basic Science Research in Fragile X Syndrome, Kennedy Krieger Institute

Michael Aman, PhD
Expert Scientific and Clinical Advisor



- Clinical and scientific key opinion leader in the area of neurodevelopment disorders
- Director of Research, Nisonger Center at The Ohio State University. Director, O.S.U. Research Unit on Pediatric Psychopharmacology (RUPP)
- 2003 recipient of the Career Research Scientist Award of the American Academy on Mental Retardation and author on over 200 scholarly publications

Reymundo Lozano, MD, PhD
Expert Scientific and Clinical Advisor



- Clinical and scientific key opinion leader in the area of neurodevelopment disorders
- Pediatric and Adult Medical Geneticist with Postdoctoral Training in Autism and Clinical Trials
- Assistant Professor of Genetics and Genomics Sciences, Psychiatry and Pediatrics, Ichan School of Medicine, Mount Sinai, NY
- Director of Fragile X Syndrome Clinical at Mount Sinai Hospital

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

21 Capitalization Table (i) TardiMed Sciences is a Life Sciences Investment and Company Creation Firm. (ii) Exercise price of Management Options will have an exercise price equal to $5.57 per share Holder Shares Held TardiMed Sciences (i) 7,241,745 Minority Shareholder 91,588 Total Common Shares Outstanding 7,333,333 Management Options (ii) 1,000,000 Convertible Note Shares 22,222 Shares to be Issued in IPO 2,500,000 Fully Diluted Shares Outstanding 10,855,555 © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

22 22 • Estimated IPO net proceeds of approximately $ 13 . 0 million • Excluding Underwriter's over - allotment option and after deducting the underwriting discounts and commissions and other estimated offering expenses payable by PaxMedica • R&D (drug substance/IV and IN formulations) $ 2 . 8 million • Toxicology - related activities $ 1 . 7 million • Clinical and regulatory development activities $ 5 . 0 million • Working capital and general corporate purposes $ 3 . 5 million $ 13 . 0 million Use of Proceeds © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

PAXMEDICA

Key Takeaways

- Significant upside market potential in Autism Spectrum and other neurodevelopmental disorders with high unmet clinical needs
  - Topline data from ongoing Phase 2B in early 2021
- Potential for PAX-101 and PAX-102 to be the first treatments approved for the core symptoms of ASD
  - Market exclusivity for PAX-101 and PAX-102 through multiple existing pathways, including regulatory exclusivity and international patent filings
  - PAX-102 proprietary intranasal drug formulation for ASD will create significant market expansion potential
- Highly efficient capital model through use of existing FDA incentives to provide downside protection via Tropical Disease PRV opportunity
  - NDA for HAT expected to be filed in second half of 2021
- FDA concurrence on expedited pathway to potentially yield a PRV with possible market value of $80 million to $130 million (based on recent sales of PRVs since 2017)
- Additional proprietary candidates under development for ASD and other neurodevelopment disorders
- World class scientific and clinical advisors

Potential high-value Priority Review Voucher

Multi billion dollar potential

Autism and other neurodevelopmental disorders

© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

23

24 24 Appendix © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

25 UCSD Pilot Phase 1/2 Clinical Study in ASD Trial Design Source: Naviaux et al., Ann Clin Transl Neurol . 2017 May 26; 4(7):491 - 505. © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

26 UCSD Pilot Phase 1/2 Clinical Study in ASD Summary of Efficacy Results Source: Naviaux et al., Ann Clin Transl Neurol . 2017 May 26; 4(7):491 - 505. Results Showed Improvement in a Number of Different Clinical Endpoints in ASD © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

27 UCSD Pilot Phase 1/2 Clinical Study in ASD Excerpts from personal statements of parents of the five suramin - treated boys Source: https://health.ucsd.edu/news/topics/Suramin - Autism/Pages/Parent - Statements.aspx Subject 1 “Two days after the infusion, at his follow - up visit to the infusion center, he said clearly to the nurse, ‘I want to go to the bathroom again.’ This was probably the longest sentence of his life… We noticed a new engagement and focus in trying new things. He learned to count from 100 to 200 for the first time. We noticed much new language and spontaneous use of normal full sentences to express his needs and wants.” Subject 2 “Seven weeks after the infusion, I got a call from his kindergarten teacher. She called to tell me about a remarkable thing. Our son was sitting at a project table with five other children. He asked one of the boys, ‘What are you making?’ and had a back - and - forth conversation for the first time in his life. He asked one of the girls, ‘What is your favorite color?’ and had a two - way conversation with her. These were completely new behaviors that he had never done before… Suramin produced the most dramatic improvement in autism symptoms that we have ever seen with anything we have tried.” Subject 3 “At the time of the suramin study, he could only make some sounds and some hard to understand single, compressed and almost - whispered single words… Within an hour after the infusion he started to make more eye contact with the doctor and nurses in the room… On a Saturday about a week after the infusion, his dad was making a snack in the kitchen. My son went in and said very clearly the first sentence of his life. He looked at his dad and said, ‘I want to eat chips…’ We saw improvemen ts in our son after suramin that we have never seen before. We have tried every new treatment out there for over 10 years. Nothing has come close to all the changes in language and social interaction and new interests that we saw after suramin.” © 2020. PaxMedica , Inc. Proprietary Information. All rights reserved

UCSD Pilot Phase 1/2 Clinical Study in ASD

Excerpts from personal statements of parents of the five suramin-treated boys (continued)

Subject 4

"In the second week after suramin, he said the first sentence of his life. We were sitting down watching TV as a family and our son clearly said, 'I want to have a drink.' Before, if pushed he might say 'drink' or 'drinky.' My wife and I, and especially our oldest child, were amazed… his teachers at school were unaware of the trial and one day we got a note from the teacher asking about what we had changed. We were naturally concerned and when we asked they told us that 'He has completed three weeks of schooling in three days!' He learned to read new words like 'the,' 'one,' 'are,' and 'and'—and to pronounce them well for the first time in his life."

Subject 5

"Before the infusion, he could speak some sentences of perhaps four to five words in length. He would often echo phrases spoken by others many times. He was very anxious in crowds. After the infusion, the nasal quality in his voice disappeared. His anxiety seemed to disappear too. He became calmer, almost cheerful… In the 7th week after treatment, he did something he had never done before. He initiated a back and forth conversation with another child who was visiting our home. This was completely new and a real breakthrough."

Source: *https://health.ucsd.edu/news/topics/Suramin-Autism/Pages/Parent-Statements.aspx*

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved

Antipurinergic Therapy in ASD Mouse Model

PAXMEDICA

Response to suramin as antipurinergic therapy

Feature	Abnormality in Males	Response to Antipurinergic Therapy
Social Preference	Decreased	Normalized ($p<0.05$)
Sensorimotor Coordination (Rotarod)	Decreased	Normalized ($p<0.001$)
Basal Body Temperature	Decreased	Normalized ($p<0.001$)
Oxygen Consumption During Sleep	Unchanged*	Increased ($p<0.001$)
Plasma Immunoglobulins	Unchanged*	Increased ($p<0.05$)
Plasma Corticosterone	Unchanged*	Increased ($p<0.03$)
Synaptosomal Structure by Electron Microscopy	Fragile and malformed post-synaptic densities; Accumulation of electron dense material	Normalized
Cerebral Mitochondrial Respiratory Chain Complex I Activity	Increased	Normalized ($p<0.02$)
Cerebral Mitochondrial Respiratory Chain Complex IV Activity	Increased	Normalized ($p<0.02$)
Synaptosomal Purinergic Receptor (P2Y2) Expression	Decreased	Normalized ($p<0.02$)
Synaptosomal Purinergic Receptor (P2X7) Expression	Decreased	Normalized ($p<0.02$)
Synaptosomal ERK1/2 Phosphorylation	Decreased	Normalized ($p<0.001$)
Synaptosomal CAMKII Phosphorylation	Decreased	Normalized ($p<0.001$)
Synaptosomal FMRP Expression	Decreased	Normalized ($p<0.02$)
Synaptosomal Nictotinic Acetylcholine Receptor subunit α7 Expression	Unchanged*	Increased ($p<0.001$)
Cerebellar Vermis Lobule VII Purkinje Cell Number	Decreased	Preserved ($p<0.05$)

*Unchanged at 4 months of age in the sham-treated poly(IC) mice, but increased therapeutically by suramin.

Suramin corrected 16 multisystem abnormalities that characterize the ASD-like phenotype in the poly(IC)/MIA mouse model of autism

Source: Naviaux et al., *PLoS ONE*; 2013 March; 8(3): e57380: 1-15.

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© 2020. PaxMedica, Inc. Proprietary Information. All rights reserved